EXHIBIT 99.1

One University Plaza, Suite 400 Hackensack, NJ 07601

FOR IMMEDIATE RELEASE

CAPRIUS’ DELIVERIES AND BACKLOG OF ORDERS FOR STERIMED SYSTEMS CONTINUES
AS A RESULT OF GROWING MARKET AWARENESS

Hackensack, NJ – August 11, 2008 – Caprius, Inc. (OTCBB:CAPI) subsidiary, M.C.M. Environmental Technologies, Inc. (“MCM”), announced today that the sales of its SteriMed System on-site medical waste management solution continues to grow because of the substantial savings that Caprius’ systems provide over medical waste haulers due to their reliance upon fuel surcharges to compensate for the high energy costs of their transportation network and offsite treatment technologies.  The total sales of SteriMed Systems during the third quarter ended June 30th totaled 24 units, consisting of 20 SteriMed Juniors and 4 of the larger SteriMed units. This represents an increase of approximately 50% in total unit sales as compared to the third quarter of fiscal 2007.  The Company’s fiscal year to date sales of 76 SteriMed Systems is comprised of 55 SteriMed Juniors and 21 of the larger SteriMed units, an increase of approximately 100% in total unit sales as compared to fiscal year 2007.  New orders received during the last few weeks grew to more than 30 units for SteriMed Systems.

Dwight Morgan, President, commented, “This quarter, we have received more than 30 new orders and commitments for SteriMed Systems.  We expect to continue to rapidly increase our sales in both the $3 billion domestic and $10 billion international markets in the medical waste treatment industry.  We are very pleased with our sales growth.  Our customers recognize that our SteriMed Systems will create dramatic cost savings in the disposal of their regulated medical waste over the costs of haulers and incinerators even with our recent price increase.”

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste.  The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the U.S. and approximately $10 billion worldwide.  More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com

Safe Harbor Statement
This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions.  These statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “plan,” “expect” and other similar expressions.  The Company’s actual results could differ materially from those discussed in, or implied by, such forward-looking statements.  You should also be aware of risks and uncertainties that, in the Company’s view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

Certain information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources.  While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

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Contacts:
Beverly Tkaczenko
Caprius, Inc.
Tel: (201) 342-0900, ext. 307
Email: beverlyt@caprius.com

Larry Kaplan
Barry Kaplan Associates
Tel:  732-747-0702
Email: smallkap@aol.com